STOCK BONUS AGREEMENT


     This Agreement is entered into as of June 25, 1998 between FEI Company, an Oregon corporation ("FEI"), and Vahe' Sarkissian (the "Recipient").

     FEI has awarded a stock bonus of 50,000 shares to the Recipient pursuant to paragraph 7 of FEI's 1995 Stock Incentive Plan and Recipient desires to accept the award subject to the terms and conditions of this agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. Award of Restricted Stock Bonus. Subject to the terms and conditions of this Agreement, FEI hereby grants to the Recipient 50,000 shares of FEI Common Stock, of which 25,000 shares (the "Restricted Shares") are subject to forfeiture to FEI as set forth in Section 2 below.

     2. Forfeiture Restriction. If the Recipient ceases to be employed by FEI for any reason other than termination by FEI without cause, all unvested Restricted Shares shall be forfeited to FEI. If Recipient's employment is terminated by FEI without cause, all Restricted Shares shall immediately vest. All of the Restricted Shares shall vest on June 25, 1999. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by FEI or to continue to provide services to FEI or to interfere in any way with the right of FEI to terminate Recipient's services at any time for any reason, with or without cause.

     3. Restriction on Transfer. The Recipient shall not sell, assign, pledge, or in any manner transfer unvested Restricted Shares, or any right or interest in unvested Restricted Shares, whether voluntarily or by operation of law, or by gift, bequest or otherwise. Any sale or transfer, or purported sale or transfer, of unvested Restricted Shares, or any right or interest in unvested Restricted Shares, in violation of this Section 3 shall be null and void.

     4. Section 83(b) Election; Tax Withholding. (a) The Restricted Shares may be subject to an election under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code"). The Recipient understands that Section 83 of the Code taxes as ordinary income the difference between the amount paid for the Restricted Shares and the fair market value of the Restricted Shares as of the date any restrictions on the Restricted Shares lapse. In this context, "restriction" means the forfeiture restriction applicable to the Restricted Shares pursuant to Section 2. The Recipient understands that he may elect to be taxed at the time the Restricted Shares are granted, rather than when and as the forfeiture restrictions lapse, by filing an election under Section 83(b) of the Code with the IRS within 30 days from the date of purchase. TO BE EFFECTIVE, THE ELECTION MUST BE COMPLETED AND FILED WITHIN 30 DAYS FROM THE DATE OF GRANT. Shareholder understands that failure to make this filing timely will result in the


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recognition of ordinary income by Shareholder as the forfeiture restrictions lapse on the fair market value of the Restricted Shares at the time such restrictions lapse. SHAREHOLDER ACKNOWLEDGES THAT IT IS SHAREHOLDER'S SOLE RESPONSIBILITY AND NOT THE COMPANY'S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b), EVEN IF SHAREHOLDER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON SHAREHOLDER'S BEHALF.

     (b) Recipient acknowledges that unless he shall have made the election under Section 83(b) of the Code as contemplated in paragraph (a) above, at the time any portion of the Restricted Shares vests, the value of such vested Restricted Shares will be treated as ordinary compensation income for federal and state income and FICA tax purposes and that FEI will be required to withhold taxes on this income amount. Promptly following vesting, FEI will notify Recipient of any required withholding amount. Within 10 days of such notice, Recipient shall pay to FEI the required withholding amount in cash or, at the election of the Recipient, by surrendering to FEI for cancellation Restricted Shares or other shares of FEI Common Stock valued at the closing market price for the FEI Common Stock on the last trading day preceding the date of Recipient's election to surrender such shares.

     5. Stock Certificate. Upon the execution and delivery of this Agreement, the award of the Restricted Shares shall be completed and the Recipient shall be the owner of the Restricted Shares with all voting and other rights of a shareholder, except as limited by this Agreement. To secure the rights of FEI under Sections 2 and 4, FEI will retain the certificate or certificates representing the Restricted Shares. Upon any forfeiture of the Restricted Shares covered by this Agreement, FEI shall have the right to cancel the Restricted Shares in accordance with this Agreement without any further action by the Recipient. After Restricted Shares have vested and any required withholding has been paid to FEI in connection with such vesting, FEI shall deliver a certificate for the vested Restricted Shares to the Recipient.

     6. Additional FEI Shares. If, prior to vesting of Restricted Shares, the outstanding FEI Common Stock is increased as a result of a stock dividend or stock split, the restrictions and other provisions of this Agreement shall apply to any such additional shares of FEI Common Stock which are issued in respect of the Restricted Shares to the same extent as such restrictions and other provisions apply to the Restricted Shares.

     7. Restrictive Legends. Stock certificates for shares issued under this Agreement may bear the following legends:

     The shares represented by this certificate are subject to a Restricted Stock Bonus Agreement between the registered owner and FEI Company which restricts the transferability of the shares. A copy of the agreement is on file with the Secretary of FEI Company.

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     8. Tax Loan. FEI agrees to make one or more loans to the Recipient to cover the Recipient's state and federal income tax liability in connection with the stock bonus grant on the following terms: On each of the first five anniversaries of the date hereof, provided that Recipient shall not have ceased on or before such date to be employed by FEI for any reason or for no reason, with or without cause, one fifth of the original principal sum hereof, together with so much of the accrued and unpaid interest hereon to such date as bears the same proportion to the total amount of such accrued and unpaid interest as the amount of principal to be forgiven on such date bears to the principal balance outstanding immediately prior thereto, shall be forgiven (it being understood that immediately following the fifth anniversary hereof, subject to the same proviso, the entire outstanding balance of principal and accrued interest will have been forgiven). Nothing contained in this Note shall confer upon Recipient any right to be employed by FEI or to continue to provide services to FEI or to interfere in any way with the right of FEI to terminate Recipient's services at any time for any reason, with or without cause. The full outstanding balance of the principal and accrued interest hereon shall be immediately due and payable in full on the date Recipient ceases to be employed by FEI for any reason whatsoever, whether voluntary or involuntary; provided, however, that in the event Recipient's employment with FEI is terminated by FEI without cause at any time before May 15, 2001, the full outstanding balance of principal and accrued interest hereon shall be forgiven on and as of the date of such termination. The interest rate applicable will be 5.58 per cent per annum.

     9. Miscellaneous.

          9.1 Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between FEI and the Recipient.

          9.2 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to FEI, Attention: Corporate Secretary, at its principal executive offices or to the Recipient at the address of Recipient in FEI's records, or at such other address as such party may designate by ten (10) days' advance written notice to the other party.

          9.3 Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by FEI's successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient's heirs, executors, administrators, successors and assigns.

          9.4 Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

          9.5 Applicable Law; Attorneys' Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys' fees to be set by the trial court and, upon any appeal, the appellate court.

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          9.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                       FEI COMPANY


                                       By /s/
                                          --------------------------------------


                                       RECIPIENT


                                       /s/
                                       -----------------------------------------

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                                                                       EXHIBIT A
                                                                    FORM OF NOTE


$__________                                                    ___________, 1998
                                                               Hillsboro, Oregon


                  NON-NEGOTIABLE PROMISSORY NOTE (STOCK BONUS)


          FOR VALUE RECEIVED, Vahe' Sarkissian ("Maker") hereby promises to pay to FEI Company, an Oregon corporation ("FEI"), at FEI's principal office,
Attention: Chief Financial Officer, or at such other place as FEI may designate in writing from time to time, the principal sum of ________ Dollars ($________), plus accrued and unpaid interest thereon, in lawful money of the United States of America.

1. Interest. Interest shall accrue on the unpaid principal balance outstanding hereunder at the rate of five and 58/100ths percent (5.58%) percent per annum. Interest shall be compounded annually and shall be calculated on the basis of a 365- or 366-day year, as applicable, for the actual number of days elapsed.

2. Forgiveness; maturity. On each of the first five anniversaries of the date hereof, provided that Maker shall not have ceased on or before such date to be employed by FEI for any reason or for no reason, with or without cause, one fifth of the original principal sum hereof, together with so much of the accrued and unpaid interest hereon to such date as bears the same proportion to the total amount of such accrued and unpaid interest as the amount of principal to be forgiven on such date bears to the principal balance outstanding immediately prior thereto, shall be forgiven (it being understood that immediately following the fifth anniversary hereof, subject to the same proviso, the entire outstanding balance of principal and accrued interest will have been forgiven). Nothing contained in this Note shall confer upon Maker any right to be employed by FEI or to continue to provide services to FEI or to interfere in any way with the right of FEI to terminate Maker's services at any time for any reason, with or without cause. The full outstanding balance of the principal and accrued interest hereon shall be immediately due and payable in full on the date Maker ceases to be employed by FEI for any reason whatsoever, whether voluntary or involuntary; provided, however, that in the event ----------------- Maker's employment with FEI is terminated by FEI without cause at any time before May 15, 2001, the full outstanding balance of principal and accrued interest hereon shall be forgiven on and as of the date of such termination.

3. Prepayment. Maker may prepay all or any portion of this Note at any time without penalty. Any such prepayment shall be applied first to pay interest accrued to the date of prepayment and second to reduce the principal balance hereof.

4. Repayment with Stock. In the event of termination of employment, Maker shall have the right, but not the obligation, to deliver shares of FEI common stock then owned by Maker in satisfaction, valued at fair market value on the date of termination of employment, of Maker's obligations hereunder, including payment of all principal and interest then due on this Note.

5. Costs of Collection. Maker agrees to pay any and all costs, including without limitation attorneys' fees, costs and expenses (in addition to any statutory costs) at trial, or on any appellate review, incurred by FEI in enforcing this Note and collecting sums due hereunder.

6. Waiver of Suretyship Defenses. The undersigned and all persons liable or to become liable on this Note waive presentment, protest and demand and notice of protest, demand, dishonor or nonpayment of this Note.

7. Waiver Only in Writing. FEI shall not be deemed, by any act or failure to act, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by FEI, and then only to the extent specifically set forth in writing.

8. Usury. It is the specific intent of the Maker and FEI that this Note bear a lawful rate of interest, and if any court of competent jurisdiction should determine that the rate herein provided for exceeds that which is statutorily permitted for the type of transaction evidenced hereby, the interest rate shall be reduced to the highest rate permitted by applicable law, with any excess interest theretofore collected being applied against principal or, if such principal has been fully repaid, returned to Maker on demand.

9. Governing Law. This Note shall be construed in accordance with the laws of the State of Oregon, regardless of choice of law rules applicable in such state.


                                       MAKER:



                                       -----------------------------------------
                                       Vahe' Sarkissian

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